GRIFFON CORPORATION ANNOUNCES
                          -----------------------------

             OPERATING RESULTS FOR THE SECOND QUARTER OF FISCAL 2005
             -------------------------------------------------------

     Jericho, New York, May 3, 2005 - Griffon Corporation (NYSE:GFF) today reported operating results for the second quarter of fiscal 2005, ended March 31, 2005. Net sales for the quarter were $322,473,000 compared to $317,636,000 for the second quarter of fiscal 2004. Income before income taxes was $4,101,000 compared to $19,348,000 last year. Net income was $2,884,000 in the current quarter, down from $8,662,000 in the second quarter of 2004. Diluted earnings per share for the quarter was $.09 compared to $.27 in last year's second quarter.

     Operating results in the second quarter of fiscal 2005 were impacted by the continued raw material price escalation in the specialty plastic films and garage doors segments. The garage doors segment experienced significant raw material (steel) cost increases in the second quarter. In specialty plastic films, raw material (resin) costs also increased over first quarter levels in North America and advanced more sharply in Europe. Although the company has continued to raise selling prices in both of these segments, their raw material cost increases have not been fully recovered. In garage doors, higher net sales were driven primarily by selling price increases and by favorable product mix. Specialty plastic films continued to experience reduced unit volume related to product design changes by its major customer. These reductions were partly offset by the effects of higher selling prices to pass through raw material cost increases. Sales volume and profitability in installation services continued to be negatively affected by narrower margins due to higher costs of products with significant steel content (garage doors and


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fireplaces),  a weaker construction environment in certain of its markets and by increased competition. Net sales of the electronic information and communication
systems   segment,   Telephonics,   increased   principally  due  to  growth  in
international radar programs. Telephonics profitability was reduced slightly compared to last year primarily due to operating costs associated with companies acquired during the quarter.

     Net sales for the six months ended March 31, 2005 were $662,647,000 compared to $656,138,000 for the first six months of fiscal 2004. Income before income taxes for the six months was $23,656,000 compared to $45,006,000 last year. Net income was $13,336,000 compared to $21,777,000 for the first half of 2004. Diluted earnings per share for the six-months was $.43 compared to $.69 last year.

     Cash flow from operations during the quarter was $25,000,000 which was used to fund acquisitions of $9,000,000, capital expenditures of $6,000,000, and long-term debt reductions of $6,000,000.

     A conference call discussing second quarter results is scheduled for 4:00 p.m. EDT on May 3, 2005 and can be accessed by dialing (877) 423-3902. Callers should ask to be connected to Griffon Corporation's second quarter earnings teleconference. A replay of the call will be available one hour following the call and can be accessed by dialing (800) 642-1687, conference code: 5740620. The replay will be available until 5:00 p.m. EDT on May 17, 2005. In conjunction with this conference call, the Company has also posted on its website at www.griffoncorp.com certain financial information regarding its second quarter results which will be archived and available at the website for one year.

         Griffon Corporation -

          o is a leading manufacturer and marketer of residential, commercial and industrial garage doors sold to professional installing dealers and major home center retail chains;

          o installs and services specialty building products and systems, primarily garage doors, openers, fireplaces and cabinets, for new construction markets through a substantial network of operations located throughout the country;

          o is an international leader in the development and production of embossed and laminated specialty plastic films used in the baby diaper, feminine napkin, adult incontinent, surgical and patient care markets; and

          o develops and manufactures information and communication systems for government and commercial markets worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation statements regarding the company's financial position, business strategy and the plans and objectives of the company's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the company's management, as well as assumptions made by and information currently available to the company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business and economic conditions, competitive factors and pricing pressures, capacity and supply constraints. Such statements reflect the views of the company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the company. Readers are cautioned not to place undue reliance on these forward-looking statements. The company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.



                               GRIFFON CORPORATION
                              OPERATING HIGHLIGHTS
             (Unaudited, in thousands except for per share amounts)

                                                             For the Three Months Ended       For the Six Months Ended
                                                                       March 31,                       March 31,

                                                               2005              2004          2005            2004
                                                               ----              ----          ----            ----
 Net sales:

   Garage Doors                                             $ 110,174        $  96,093      $ 245,881      $ 217,953
   Installation Services                                       66,508           72,332        138,797        149,037
   Specialty Plastic Films                                     94,533          106,613        185,865        210,614
   Electronic Information and Communication Systems            56,353           47,259        102,755         88,899
   Intersegment eliminations                                   (5,095)          (4,661)       (10,651)       (10,365)
                                                            ---------        ---------       --------      ---------
                                                            $ 322,473        $ 317,636       $662,647      $ 656,138

 Operating income:
   Garage Doors                                             $  (1,251)       $   3,964       $ 11,398      $  17,224
   Installation Services                                        1,287            1,692          2,576          4,698
   Specialty Plastic Films                                      6,220           15,142         14,818         28,082
   Electronic Information and Communication Systems             3,397            3,669          5,921          5,699
                                                            ---------         --------       --------      ---------
     Segment operating income                                   9,653           24,467         34,713         55,703
 Unallocated amounts                                           (4,067)          (3,360)        (8,047)        (7,088)
 Interest expense, net                                         (1,485)          (1,759)        (3,010)        (3,609)
                                                            ---------         --------       --------       --------
   Income before income taxes                                   4,101           19,348         23,656         45,006
 Provision for income taxes (1)                                   (92)          (7,159)        (7,327)       (16,652)
                                                            ---------         --------       --------       --------
   Income before minority interest                              4,009           12,189         16,329         28,354
 Minority interest                                             (1,125)          (3,527)        (2,993)        (6,577)
                                                            ---------         --------       --------       --------
   Net income                                               $   2,884        $   8,662       $ 13,336      $  21,777
                                                            =========        =========       ========      =========

 Earnings per share of common stock:
      Basic                                                    $  .10          $   .29         $  .45         $  .73
                                                               ======          =======         ======         ======
      Diluted                                                  $  .09          $   .27         $  .43         $  .69
                                                               ======          =======         ======         ======



(1) Includes a reduced provision in the second quarter of fiscal 2005 as a result of a lower projected annual effective tax rate and the resolution of other income tax matters